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                                                                    EXHIBIT 23.6

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report dated October 4, 1999 except paragraph 1 of
Note 5 as to which the date is October 19, 1999 with respect to the combined financial statements of Golden Gate Fields consisting of Pacific Racing Association's operations subject to the licensing provisions of the California Horse Racing Board, Ladbroke Racing California, Inc. and Ladbroke Land Holdings, Inc. (wholly owned subsidiaries of Ladbroke Racing Corporation), in the Registration Statement on Form S-1 of Magna Entertainment Corp. for the registration of shares of its Class A Subordinated Voting Stock.



February 14, 2000                                Ernst & Young LLP
Walnut Creek, California                         Certified Public Accountants